Exhibit (m)(2)

EXHIBIT A

AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

VAN ECK FUNDS

Fund and Share Class	Maximum 12b-1 Fees/Annual Limitation (Annually as a % of Average Daily Net Assets)
CM Commodity Index Fund
Class A	0.25%
Emerging Markets Fund
Class A	0.25%
Class C	1.00%
Global Hard Assets Fund
Class A	0.25%
Class C	1.00%
International Investors Gold Fund
Class A	0.25%
Class C	1.00%
Long/Short Equity Fund
Class A	0.25%
Low Volatility Enhanced Commodity Fund
Class A	0.25%
Multi-Manager Alternatives Fund
Class A	0.25%
Class C	1.00%
Unconstrained Emerging Markets Bond Fund
Class A	0.25%
Class C	1.00%

Exhibit A last amended on September 26, 2013